                                   EXHIBIT 12

                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                                  SALTON, INC.


                                                9 MONTHS
                                                  ENDED                                 YEAR ENDED
                                                3/27/99
(THOUSANDS, EXCEPT RATIOS)                     (UNAUDITED)      1998         1997       1996          1995       1994
                                               -----------     -------       -------    -------      --------   -------
Fixed Charges
     Interest and amortization
      of debt issuance costs on
      all indebtedness                         $10,177          $6,203        $4,967      $3,934       $3,057    $ 2,047


     Add interest element
      implicit in rentals                        1,006             521           394         222          211        248
                                               -------         -------       -------      ------       ------    -------


     Total fixed charges                       $11,183         $ 6,724        $5,361      $4,156       $3,268    $ 2,295
                                               =======         =======       =======      ======       ======    =======

Income
     Income before income
      taxes                                    $41,786         $32,168        $6,400      $1,146       $  671    $(2,944)


     Add fixed charges                          11,183           6,724         5,361       4,156        3,268      2,295
                                               -------         -------       -------      ------       ------    -------

     Income before fixed
      charges and income taxes                 $52,969         $38,892       $11,761      $5,302       $3,939    $  (649)
                                               =======         =======       =======      ======       ======    =======

Ratio of earnings to
 fixed charges                                    4.74            5.78          2.19        1.28         1.21        (A)


(A) As a result of the loss for the fiscal year ended July 2, 1994, earnings did not cover fixed charges by $5.2 million.


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